Exhibit 99.1

[•], 2009

FORM OF EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon
101 Barclay Street, Floor 4 East
New York, New York 10286
Attention:                                International Corporate Trust

Ladies and Gentlemen:

Ecopetrol S.A., a mixed economy company organized and existing under the laws of the Republic of Colombia (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange up to US$1,500,000,000 aggregate principal amount of its registered 7.625% Notes due 2017 (the “New Notes”), for a like principal amount of its outstanding unregistered 7.625% Notes due 2017 (the “Old Notes”).  The Old Notes were issued and the New Notes will be issued under an indenture dated as of July 23, 2009, among the Company and The Bank of New York Mellon, as Trustee.  The terms and conditions of the Exchange Offers as currently contemplated are set forth in a prospectus dated [•], 2008 (the “Prospectus”), forming a part of the registration statement of the Company on Form F-4 (File No. 333-160965), as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) which is proposed to be distributed to all record holders of the Old Notes who acquired such Old Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Old Notes and the New Notes are collectively referred to herein as the “Notes” or the “Securities.”  Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus.

The Company hereby appoints The Bank of New York Mellon to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer.  References hereinafter to “you” shall refer to The Bank of New York Mellon.

The Exchange Offer is expected to be commenced by the Company on or about [•], 2009. The Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

The Exchange Offer shall expire at midnight, New York City time, on [•], 2009 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”).  Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer  Conditions to the Exchange Offer.”  The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish a book-entry account with respect to the Old Notes at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

3. You are to examine confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) such documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered.  In each case where any document has been improperly completed or executed or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will use your best efforts to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

4. With the approval of the President, the General Secretary or the Financial Vice President of the Company (such approval, if given orally, to be promptly confirmed in writing), or by such officers of the Company as indicated in writing by the President or General Secretary of the Company, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

5. Tenders of Old Notes may be made only as set forth in the section of the Prospectus captioned “The Exchange Offer – Procedures for Tendering,” and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this Section 5, Old Notes which the President, the General Secretary or the Financial Vice President of the Company, or by such officers of the Company as indicated in writing by the President or General Secretary of the Company, shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

7. You shall accept tenders:

(a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Notes where so indicated and as permitted in the Prospectus.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled.  Delivery of New Notes will be made on behalf of the Company by you at the rate of US$1,000 principal amount of New Notes for each US$1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility with any required signature guarantees and any other required documents.  You shall issue New Notes only in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met.  Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer - Conditions to the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect appropriate book-entry transfer, any related required documents relating thereto that are in your possession, to the persons who deposited them.

12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class mail.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

14. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own negligence, willful misconduct or bad faith, and in no event shall you be liable to a security-holder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement, even if you have been advised of the possibility of such damages and regardless of the form of action;

(b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

(c) will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(d)  shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

(i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes; and

(j) shall not be responsible for delays or failures in performance resulting from acts beyond your control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer.  The Company will furnish you with copies of such documents on your request.  All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Chief Financial Officer.

16. You shall advise by facsimile transmission the Chief Financial Officer of the Company (at the facsimile number (571) 234-5628) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received.  In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request.  Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.  You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

17. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing between the Company and you.  The provisions of this section shall survive the termination of this Agreement.

18. You hereby acknowledge receipt of the Prospectus.  Any inconsistency between this Agreement, on the one hand, and the Prospectus (as it may be amended from time to time), on the other hand, shall be resolved in favor of the latter document, except with respect to your duties, liabilities, fees and indemnification as Exchange Agent.

19. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without negligence, bad faith or willful misconduct on your part, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith.

20. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

21. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. EACH OF PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.  This Agreement may not be modified orally.

26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Ecopetrol S.A.
Carrera 7 No. 37-69
Bogota, Colombia

Facsimile:  (571) 234-5628
Attention:  Chief Financial Officer

If to the Exchange Agent:

The Bank of New York Mellon
101 Barclay Street
Floor 4 East
New York, New York 10286

Facsimile:  212-815-5802
Attention:  International Corporate Trust

27. Unless terminated earlier in writing by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 17 and 19 shall survive the termination of this Agreement.  Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

28. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

ECOPETROL S.A.

By:  ____________________________
Name:
Title:

Accepted as of the date
first above written:

THE BANK OF NEW YORK MELLON, as Exchange Agent

By:  ____________________________
Name:
Title: